Exhibit 4.6

EXPLANATORY NOTE TO THIS EXHIBIT

This Note is substantially identical in all material respects to other Notes that are otherwise required to be filed as exhibits, except as to the registered payee of such Note, the identifying number of such Note, and the principal amount of such Note. In accordance with instruction no. 2 to Item 601 of Regulation S-K, the registrant has filed a copy of only one of such Notes, with a schedule identifying the other Notes omitted and setting forth the material details in which such Notes differ from the Note that was filed. The registrant acknowledges that the Securities and Exchange Commission may at any time in its discretion require filing of copies of any Notes so omitted.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS.

FITCHBURG GAS AND ELECTRIC LIGHT COMPANY

4.32% SENIOR NOTE, SERIES 2017B, DUE NOVEMBER 1, 2047

No. RB-1	November 1, 2017
$5,000,000	PPN 338135 E@1

FOR VALUE RECEIVED, the undersigned, Fitchburg Gas and Electric Light Company (herein called the “Company”), a corporation organized and existing under the laws of the State of Massachusetts, hereby promises to pay to THE GREAT-WEST LIFE ASSURANCE COMPANY, or registered assigns, the principal sum of FIVE MILLION DOLLARS (or so much thereof as shall not have been prepaid) on November 1, 2047 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 4.32% per annum from the date hereof, payable semiannually, on the 1st day of May and November in each year, commencing with the May 1 or November 1 next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) without duplication with clause (a) above, to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 6.32% or (ii) 2% over the rate of interest publicly announced by Bank of America, N.A. from time to time in Charlotte, North Carolina as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of the Company in Hampton, New Hampshire, or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to, and subject to, the Note Purchase Agreement, dated as of July 14, 2017 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

FITCHBURG GAS AND ELECTRIC LIGHT COMPANY

By	/s/ David L. Chong
Name: David L. Chong
Title: Treasurer

SCHEDULE

Omitted Notes

Fitchburg Gas and Electric Light Company

$15,000,000 4.32% Senior Notes, Series 2017B, due November 1, 2047

NAME OF REGISTERED PAYEE	IDENTIFYING NUMBER	PRINCIPAL AMOUNT
THRIVENT FINANCIAL FOR LUTHERANS	RB-2	$1,000,000
CHIMEFISH & CO as nominee for American Equity Investment Life Insurance Company	RB-3	$1,000,000
METROPOLITAN LIFE INSURANCE COMPANY	RB-4	$1,000,000
METLIFE INSURANCE K.K.	RB-5	$1,000,000
METLIFE INSURANCE K.K.	RB-6	$1,000,000
MAC & CO as nominee for Pacific Life & Annuity Company	RB-7	$1,000,000
MAC & CO as nominee for Pacific Life & Annuity Company	RB-8	$1,000,000
MAC & CO as nominee for Pacific Life & Annuity Company	RB-9	$1,000,000
TURNKEYS & CO as nominee for CMFG Life Insurance Company	RB-10	$1,000,000
COMPANION LIFE INSURANCE COMPANY	RB-11	$1,000,000